                                                                    Exhibit 99.9


                  [CENTURY BUSINESS SERVICES, INC. LETTERHEAD]




                                November 20, 1998


Dear Investment Professional:

Thank you for attending the Century Business Services Investor Conference. We hope that you found the presentation worthwhile.

We would like to provide you with our response to the question asked concerning revenue run rate.

With regard to our 1997 Form 10-K, it was stated in Note 2 that the pro forma revenue on a historical basis was $188.8 million, including all acquisitions made during the year. Per GAAP, the revenue of Environmental and Commercial Insurance Agency, Inc. (approximately $10 million), which was disposed of in December of 1997, as discussed in Note 15 of the Form 10-K, was required to be included in the historical revenue in Note 2. Therefore, the December 31, 1997 historical pro forma revenue was $178.8 million, reflecting this disposition.

Century's revenue run rate as described on page 16 of our strategic overview of "more than $400 million" is approximately $415 million and is a historical revenue run rate including all closed acquisitions through November 4, 1998. Century's 1998 closed acquisition revenue number is stated on page 8 of the same document as "more than $245 million." This represents the acquisitions' historical revenue and factors in each acquisition's expected growth. The historical annual revenue for the 1998 closed acquisitions was approximately $212 million.

We apologize for any confusion this may have caused. Should you have any questions, please feel free to contact us directly. Thank you for your continued interest in the development of Century.

Sincerely,

/S/ CHARLES D. HAMM, JR.

Charles D. Hamm, Jr.
Chief Financial Officer